UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

Alfa Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

The following document was posted to Alfa Corporation’s transaction website at www.alfa.sardverbnewmedia.com on November 6, 2007 and Alfa Corporation intends to distribute such document to the members of the board of directors of the Alabama Farmers Federation.

Questions & Answers About the

Alfa Corp. and Alfa Mutual Group Definitive Agreement

General

1.	Who are the parties in this transaction?

•	Alfa Corporation (Alfa Corp.) will become privately held by Alfa Mutual Insurance Company and Alfa Mutual Fire Insurance Company (the Alfa Mutual Group).

2.	Why is the Alfa Mutual Group taking Alfa Corp. private?

•	The transaction will simplify Alfa’s corporate structure and eliminate costs associated with being a public company.

•	Alfa will have more funds available for investment in technology and distribution.

•	Privatization will free up resources to enhance the company’s focus on delivering quality products and services to customers.

•	It will enhance Alfa’s ability to effectively compete over the long term.

•	Simply stated, this is the right step for Alfa that will greatly benefit all Alfa stakeholders.

3.	Does this mean you are positioning the Alfa companies to be sold?

•	Absolutely not. The Alfa Mutual Group’s holdings in Alfa Corp. are not for sale.

•	We are undertaking this transaction because we believe it will create a stronger, more competitive Alfa, both financially and strategically.

4.	Is this transaction a means to mask poor financial performance?

•	Not at all. Alfa’s financials are solid.

•	This transaction should enhance profitability by eliminating public company costs.

•	Alfa will remain one of the financially strongest companies in the industry.

5.	How did this transaction come about?

•	A team of company leaders, assisted by outside legal and financial advisors, studied a number of alternatives and determined this was the best opportunity for Alfa.

•	Following the Alfa Mutual Group’s initial offer on July 17, 2007, Alfa Corp.’s Board appointed a Special Committee of independent directors to review, evaluate and negotiate the proposal.

•	The definitive agreement announced November 5, 2007 was the outcome of this process.

•

As promptly as practical, Alfa Corp. will mail a proxy statement to stockholders, which will have additional details of the steps leading up to the agreement and other information regarding the transaction.

6.	Who comprised the Special Committee of Alfa Corp.?

•	The Alfa Corp. Special Committee was comprised of four independent directors:

•	John R. Thomas (Chairman, President & Chief Executive Officer of Aliant Financial Corporation of Alexander City, Ala. Director: Aliant Financial Corporation, Russell Corporation, Aliant Bank)

•	Larry Newman (Retired 09-30-01 Partner, Ernst & Young, LLP)

•	Boyd Christenberry (retired 01-31-93, Executive Vice President, Marketing of Alfa)

•	Phil Richardson (retired 04-01-97, Executive Vice President, Operations of Alfa)

•	The business acumen of each independent Special Committee member, as well as some of the members’ business associations with Alfa in the past, gave them excellent insight about the Alfa companies.

•

In evaluating the Alfa Mutual Group’s proposal, the Alfa Corp. Special Committee has relied on independent legal advisors, Skadden, Arps, Slate, Meagher & Flom, and independent financial advisors, Lazard Fréres.

7.	Did the Alfa Corp. Special Committee determine that the transaction is fair?

•

Yes. The Alfa Corp. Special Committee unanimously determined that the transaction is fair to and in the best interests of its unaffiliated stockholders (meaning those stockholders who are not affiliated with the Alfa Mutual Group).

•	The Alfa Corp. Special Committee also unanimously recommended that the full Board of Directors of Alfa Corp. approve the transaction.

8.	How did the Alfa Corp. Special Committee determine that this was a fair transaction? Did the financial advisors to the Alfa Corp. Special Committee provide a fairness opinion?

•

The Alfa Corp. Special Committee obtained an opinion from Lazard Fréres, its independent financial advisor, that the consideration to be received by the public stockholders in the merger transaction is fair from a financial point of view. More information regarding the Alfa Corp. Special Committee’s conclusions, including Lazard Fréres’ fairness determination, will be described in the proxy statement to be mailed to the Alfa Corp. stockholders.

9.	Did the full Board of Directors of Alfa Corp. consider and approve the transaction?

•

Yes. Following the Alfa Corp. Special Committee’s unanimous recommendation, the Alfa Corp. Board made a careful consideration of information presented by management and the independent financial and legal advisors, and other matters that the Board believed appropriate. The Board then voted to approve the transaction, finding that it is fair to and in the best interests of the unaffiliated shareholders.

•

The Alfa Corp. Board’s approval and determination of fairness was decided by a vote of 8 to 1. All of the Directors voted in favor of the transaction, other than Mr. Newby and Mr. Ellis, who recused themselves from the vote because of their management positions with the Alfa Mutual Group, and Mr. Dean Wysner who voted against the transaction. The proxy statement will provide more information as required by applicable securities laws regarding Mr. Wysner’s reason for his dissenting vote.

10.	Did the Board of Directors of the Alfa Mutual Group also consider and approve the transaction?

•	Yes. The joint Boards of the Alfa Mutual Group appointed a Mutual Group Special Committee of independent directors to review, evaluate and negotiate the proposal.

•

This committee excluded directors who are members of management and/or directors of Alfa Corp. and included all of the remaining 12 directors: Leo Allen, David Bitto, Jerry Byrd, Joe Dickerson, Michael Dunn, Richard Edgar, Dennis Maze, Jimmy Parnell, Doyle Phillips, Earl Saxon, Stanley Usery and John E. Walker III.

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The Mutual Group Special Committee led the negotiations of the transaction on behalf of the Alfa Mutual Group. Throughout the process, the Mutual Group Special Committee relied on independent legal advisors, Alston & Bird LLP, and independent financial advisors, Goldman Sachs & Co.

11.	What did the Mutual Group Special Committee determine regarding the fairness of the transaction?

•	The Mutual Group Special Committee unanimously determined that the transaction is fair to and in the best interests of the policyholders of the Alfa Mutual Group.

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Acting on behalf of the Alfa Mutual Group as majority stockholder of Alfa Corp., the Mutual Group Special Committee also unanimously determined that the price and process of the transaction are fair to the unaffiliated stockholders of Alfa Corp.

12.	What did the full Boards of the Alfa Mutual Group determine?

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Following the Mutual Group Special Committee’s unanimous recommendation, the full joint Boards of the Alfa Mutual Group made a careful consideration of information presented by management and the independent financial and legal advisors, and other matters that the Boards believed appropriate. The Boards then voted to approve the transaction, finding that it is fair to and in the best interests of the Alfa Mutual Group policyholders. The Boards also unanimously determined that the price and process of the transaction are fair to the unaffiliated stockholders of Alfa Corp.

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The Boards’ approval and determination of fairness was decided by a vote of 17 to 1. All of the Directors voted in favor of the transaction, except Mr. Dean Wysner who voted against the transaction. The proxy statement will provide more information as required by applicable securities laws regarding Mr. Wysner’s reason for his dissenting vote.

Transaction/Financial

13.	What are the terms of the transaction?

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The Alfa Mutual Group and Alfa Corp. have entered into a definitive agreement under which the Alfa Mutual Group will acquire all of the outstanding shares of Alfa Corp. (not currently owned by them) for $22.00 per share.

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Concurrent with this agreement, the Alfa Mutual Group will acquire affiliate Alfa Mutual General Insurance Company’s (0.8%) ownership in Alfa Corp. at the same price offered to Alfa Corp. stockholders.

14.	How will the transaction be financed?

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The Alfa Mutual Group estimates that the total amount of funds required to purchase all of the outstanding Alfa Corp. stock not currently owned by them, and to pay estimated fees and expenses, will be approximately $840 million.

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Alfa Corp. intends to fund its portion of the total amount needed by using up to $440 million of dividends from three of its wholly owned insurance company subsidiaries. These dividends will be made either from already available capital and surplus, or capital and surplus made available by adjustments to the risk sharing percentages under the Alfa organization’s P&C insurance risk pooling agreement.

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Alfa Mutual Insurance and Alfa Mutual Fire intend to fund their portions of the total amount needed by using working capital on hand and proceeds from the liquidation of certain assets. The amount paid by each of Alfa Mutual Insurance and Alfa Mutual Fire will be proportionate to their ownership percentages of Alfa Corp. immediately after the transaction, which will be 65% for Alfa Mutual Insurance and 35% for Alfa Mutual Fire.

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To the extent that any additional funds are needed, Alfa Corp. may borrow under its existing credit facilities and/or Alfa Mutual Insurance and Alfa Mutual Fire may issue surplus notes. The companies do not currently anticipate issuing any surplus notes in order to complete the transaction.

15.	How will this affect the Company’s financial ratings?

•	We expect Alfa to maintain its strong financial ratings.

16.	You’ve said you’ll save money through the elimination of public company costs. What are the anticipated savings?

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While approximately 54% of Alfa Corp.’s stock is already owned by the Alfa Mutual Group, Alfa Corp. incurs 100% of the cost to be a public company. We expect cost savings to be realized through a reduction in legal, compliance and accounting fees that are incurred currently in order to comply with requirements of the Securities and Exchange Commission (SEC) and the Nasdaq Stock Market (Nasdaq.) These costs include not only amounts paid to third parties, but also involve the time many employees spend in SEC and Nasdaq compliance efforts. We also expect the privatization to free up internal resources that we can redeploy to other areas and thereby save money and increase efficiencies.

17.	What regulatory approvals are required to complete this transaction?

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Aspects of this transaction require approvals from a number of government regulators, including the Department of Justice (Hart-Scott-Rodino filing), U.S. Office of Thrift Supervision, the Alabama Department of Insurance and the Virginia Corporation Commission, Bureau of Insurance.

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The approvals needed from the Alabama Department of Insurance include approvals related to the extraordinary dividends, and an order confirming that the transaction does not effect a change of control.

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The approvals needed from the Virginia Corporation Commission, Bureau of Insurance include approvals related to the extraordinary dividends and an order confirming that the transaction does not effect a change of control.

•	We are not currently aware of any circumstance that would delay or impair our receipt of the necessary approvals on a timely basis.

18.	Is there any litigation pending that could enjoin the transaction?

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Nine purported class action lawsuits (seven in Delaware, which have been consolidated, and two in Alabama) have been brought against Alfa Corp., the Alfa Mutual Group and/or officers on behalf of the Alfa Corp. public stockholders, seeking to enjoin the defendants from completing the transaction. The defendants believe the actions are without merit.

19.	Will Alfa Corp. stockholders have the opportunity to vote on this transaction? If so, when is the vote?

•	A stockholder vote will take place following the mailing of the definitive proxy statement.

•	As the Alfa Mutual Group has agreed to vote its shares for the transaction, the necessary stockholder approval is assured.

20.	When do you expect the transaction to close?

•	The transaction is expected to close in early 2008.

Management/Employees/Operations

21.	Will Jerry Newby and other senior management retain their positions post-transaction?

•	There will be no change in the company’s management team, and no one will lose their job as a result of this transaction.

22.	What will happen to employees’ stock options?

•	All employees’ options will be vested and settled at the same per-share price as Alfa Corp. shares would be purchased in the transaction.

23.	Are there any change of control or “golden parachute” agreements as part of this transaction?

•	No.

24.	Will this transaction affect Alfa’s operations, including underwriting, sales and claims?

•	There will be no effect on Alfa’s operations.

•	In fact, over time, we believe this transaction should enhance operations due to the company’s increased strategic focus and additional technology investment.

Farmers Federation Members/Stockholders

25.	How does this affect the relationship between Alfa and the Alabama Farmers Federation?

•	There will be no change in the relationship between Alfa and the Alabama Farmers Federation as a result of this transaction.

26.	Do Federation members have a say in whether this transaction goes through?

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Alfa Corp. stockholders, who hold shares on the record date, will have the opportunity to vote on the transaction. To the extent a Federation member is a stockholder on the record date, they will be entitled to participate in this vote.

Policyholders

27.	Who will own Alfa Corp. following the transaction?

•	Alfa Corp. will be owned 100% by the Alfa Mutual Group.

28.	Will this affect Alfa Mutual policyholders?

•	For policyholders, it’s business as usual.

•	The purchase of Alfa Corp. stock by the Alfa Mutual Group creates no changes to current policies.

29.	Will there be any changes in service?

•	No. Our best-in-class customer service will not change. Serving our customers remains our number one priority.

# # #

Investors are cautioned that statements in this news release which relate to the future, including, but not limited to, the statements regarding the future value and directions of the Alfa companies as a result of the proposed transaction, are, by their nature, uncertain and dependent upon numerous contingencies — including political, economic, regulatory, climatic, competitive, legal, and technological — any of which could cause actual results and events to differ materially from those indicated in such forward-looking statements. Additional information regarding these and other risk factors and uncertainties may be found in Alfa Corp.’s filings with the Securities and Exchange Commission (SEC).

In connection with the proposed merger, Alfa Corp. will file a proxy statement with the SEC, and upon SEC clearance, will mail the proxy to stockholders. Stockholders of Alfa Corp. are urged to read the proxy statement regarding the proposed merger when it becomes available, because it will contain important information. Stockholders will be able to obtain a copy of the proxy statement as well as other filings containing information about Alfa Corp. when available, without charge, at the SEC’s internet site (http://www.sec.gov). In addition, copies of the proxy statement can be obtained, when available, without charge, by directing a request to Alfa Corp. at 334/613-4332.

Alfa Corp., its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Alfa Corp.’s directors and executive officers is available in Alfa Corp.’s Form 10-K for the year ended December 31, 2006, which was filed with the SEC on March 14, 2007. Information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement, the Schedule 13E-3 transaction statement and other relevant materials to be filed with the SEC when they become available.